EXHIBIT 10.2

STOCK OPTION AGREEMENT

AGREEMENT made as of the _____ day of _____, 2006 between UPSNAP INC., a Nevada corporation (hereinafter referred to as the “Corporation”), and _____________ (hereinafter referred to as the “Optionee”).

W I T N E S S E T H:

WHEREAS, the Corporation desires, in connection with the [employment/ consulting/directorship] of the Optionee and in accordance with its Omnibus Stock and Incentive Plan (the “Plan”), to provide the Optionee with an opportunity to acquire common stock, $.001 par value (hereinafter referred to as “Common Stock”), of the Corporation on favorable terms and thereby increase his proprietary interest in the continued progress and success of the business of the Corporation;

NOW, THEREFORE, in consideration of the premises, the mutual covenants herein set forth and other good and valuable consideration, the Corporation and the Optionee hereby agree as follows:

1.     Grant of Subject Option. Pursuant to a determination by the Committee of the Board of Directors of the Corporation authorized to administer the Plan made effective as of [DATE] (the “Date of Grant”), the Corporation, subject to the terms of the Plan and this Agreement, hereby grants to the Optionee as a matter of separate inducement and agreement, and in addition to and not in lieu of salary or other compensation for services, the right to purchase (hereinafter referred to as the “Subject Option”) an aggregate of [NUMBER] shares of Common Stock, subject to adjustment as provided in Section 8 hereof (such shares, as adjusted, shall hereinafter be referred to as the “Shares”). The Subject Option is not intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). The Subject Option is subject to all the terms and conditions of the Plan (including certain repurchase rights in favor of the Corporation) and in the event of any inconsistency between this Agreement and the Plan, the provisions of the Plan shall prevail. Optionee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all terms and provisions thereof. Capitalized terms not otherwise defined herein but defined in the Plan shall have the same meaning herein.

2.     Purchase Price. The purchase price of shares of Common Stock covered by the Subject Option will be $[PRICE] per share, subject to adjustment as provided in Section 8 hereof.

3.     Exercise of Subject Option. The Subject Option shall be exercisable on the terms and conditions hereinafter set forth:

(a)     The Subject Option shall become exercisable cumulatively as to the following percentages of the number of Shares originally subject thereto (after giving effect to any adjustment pursuant to Section 9 of the Plan). There will be no vesting of the Subject Option until the anniversary date indicated:

(i)	25% of Shares on or after one year from the Date of Grant;

(ii)	50% of Shares on or after two years from the Date of Grant;

(iii)	75% of Shares on or after three years from the Date of Grant; and

(iv)	100% of Shares on or after four years from the Date of Grant.

Notwithstanding the foregoing, the Subject Option shall become fully exercisable (without regard to the foregoing dates) immediately upon the occurrence of any of the following events: a Change in Control (in accordance with the provisions of Section 8 hereof) or the termination by the Corporation of Optionee’s [employment/consulting/directorship] other than for Cause (without regard for the provisions of Section 6 hereof regarding the extent to which a Subject Option may be exercised upon such termination). In the case a person serving solely as a director, the forgoing acceleration shall not occur by reason of the failure of the Optionee to be nominated or re-elected as a director upon the expiration of a term. A termination shall be for “Cause” if the Optionee:

(i)	shall have been convicted of a felony;

(ii)	shall have engaged in an act or acts of personal dishonesty intended to result in personal enrichment at the expense of the Corporation;

(iii)
shall have engaged in gross negligence or willful misconduct with respect to the Corporation or its subsidiaries or affiliates, or has intentionally engaged in any other conduct that is materially injurious (or would be reasonably likely to be materially injurious if made public) to the Corporation, monetarily or otherwise.

(iv)	shall have committed any act involving material dishonesty or material disloyalty with respect to the Corporation or any of its subsidiaries or affiliates; or

(v)
shall have engaged in any other malfeasance or act of moral turpitude that inflicts material harm (or would be reasonably likely to inflict material harm if made public) upon the reputation of the Corporation or any of its subsidiaries or affiliates;

(b)     The Subject Option may be exercised pursuant to the provisions of this Section 3, by notice and payment (including, but not limited to, a cashless exercise) to the Corporation as provided below.

4.     Term of Subject Option. The term of the Subject Option shall be a period of ten (10) years from the Date of Grant. This Subject Option, to the extent unexercised, shall expire on the day immediately prior to the tenth anniversary of the Date of Grant. The holder of the Subject Option shall not have any rights to dividends or any other rights of a stockholder with respect to any shares of Common Stock subject to the Subject Option until such shares shall have been issued to him (as evidenced by the appropriate entry on the books of a duly authorized transfer agent of the Corporation) provided that the date of issuance shall not be earlier than the date this Subject Option is exercised and provision of the purchase price of the shares of Common Stock (with respect to which this Subject Option is being exercised) is made to the Corporation pursuant to the provisions contained herein.

5.     Non transferability of Subject Option. The Subject Option shall not be assignable or transferable otherwise than by will or by the laws of descent and distribution, or as provided in the Plan, and the Subject Option may be exercised during the lifetime of the Optionee only by him. More particularly, but without limiting the generality of the foregoing, the Subject Option may not be assigned, transferred (except as provided in the next preceding sentence) or otherwise disposed of, or pledged or hypothecated in any way, and shall not be subject to execution, attachment or other process. Any assignment, transfer, pledge, hypothecation or other disposition of the Subject Option attempted contrary to the provisions of this Agreement, or any levy of execution, attachment or other process attempted upon the Subject Option, will be null and void and without effect. Any attempt to make any such assignment, transfer, pledge, hypothecation or other disposition of the Subject Option or any attempt to make any such levy of execution, attachment or other process will cause the Subject Option to terminate immediately upon the happening of any such event; provided, however, that any such termination of the Subject Option under the foregoing provisions of this Section 5 will not prejudice any rights or remedies which the Corporation or any Parent or Subsidiary may have under this Agreement or otherwise.

6.     Exercise Upon Cessation of Employment.

(a)     If the Optionee at any time ceases to be an employee, consultant, or director of the Corporation by reason of his discharge for Cause, the Subject Option shall, at the time of such termination, terminate and the Optionee shall forfeit all rights hereunder. If, however, the employee, consultant, or director for any other reason (other than permanent and total disability or death) ceases to be such an Optionee, the Subject Option may, subject to the provisions of Section 5 hereof, be exercised by the Optionee to the same extent the Optionee would have been entitled under Section 3 hereof to exercise the Subject Option immediately prior to such cessation, at any time within one (1) month after such cessation, at the end of which period the Subject Option to the extent not then exercised, shall terminate and the Optionee shall forfeit all rights hereunder. In no event, however, may the Subject Option be exercised after the expiration of the term provided in Section 4 hereof.

(b)     The Subject Option shall not be affected by any change of duties or position of the Optionee so long as he continues to be an Optionee of the Corporation.

7.     Exercise Upon Death or Disability.

(a)     If the Optionee dies while he is employed or serving, as a consultant or director of the Corporation, and on or after the first date upon which he would have been entitled to exercise the Subject Option under the provisions of Section 3 hereof, the Subject Option may, subject to the provisions of Section 5 hereof, be exercised with respect to all or any part of the shares of Common Stock as to which the deceased Optionee had not exercised the Subject Option at the time of his death (but only to the extent the Subject Option was exercisable at the date of his death), by the estate of the Optionee (or by the person or persons who acquire the right to exercise the Subject Option by written designation of the Optionee) at any time within the period ending one (1) year after the date of the Optionee’s death (in no event, however, after the expiration of the term provided in Section 4 hereof), at the end of which period the Subject Option, to the extent not then exercised, shall terminate and the estate or other beneficiaries shall forfeit all rights hereunder.

(b)     In the event that the employment or consulting or directorship by the Corporation is terminated by reason of the permanent and total disability of the Optionee on or after the first date upon which he would have been entitled to exercise the Subject Option under the provisions of Section 3 hereof, the Subject Option may, subject to the provisions of Section 5 hereof, be exercised with respect to all or any part of the shares of Common Stock as to which he had not exercised the Subject Option at the time of his disability (but only to the extent the Subject Option was exercisable at such time) by the Optionee at any time within the period ending one (1) year after the date of such termination of employment (in no event, however, after the expiration of the term provided in Section 4 hereof), at the end of which period the Subject Option, to the extent not then exercised, shall terminate and the Optionee shall forfeit all rights hereunder even if the Optionee subsequently returns to the employ of the Corporation.

                8.  Merger, Consolidation or Change in Control of the Corporation. Upon (a) the merger or consolidation of the Corporation with or into another corporation (pursuant to which the stockholders of the Corporation immediately prior to such merger or consolidation will not, as of the date of such merger or consolidation, own a beneficial interest in shares of voting securities of the corporation surviving such merger or consolidation having at least a majority of the combined voting power of such corporation’s then outstanding securities), if the agreement of merger or consolidation does not provide for (i) the continuance of this Subject Option or (ii) the substitution of new option(s) for this Subject Option, or for the assumption of such Subject Option by the surviving corporation, (b) the dissolution, liquidation or sale of substantially all the assets of the Corporation or (c) a Change in Control of the Corporation, the Optionee shall have the right immediately prior to the effective date of such merger, consolidation, dissolution, liquidation, sale of assets or Change in Control of the Corporation to exercise this Subject Option (to the extent not exercised and not otherwise expired) in whole or in part without regard to any installment provision that may have been made part of the terms and conditions of this Subject Option. The Corporation, to the extent practicable, shall give advance notice to the Optionee of such merger, consolidation, dissolution, liquidation, sale of assets or Change in Control of the Corporation. If such an event occurs, to the extent a Subject Option is not exercised, it shall be forfeited as of the effective time of any such event (but not in the case of a Change in Control of the Corporation). Exercise of a Subject Option may be conditioned on the consummation of a transaction described in this Section. For purposes hereof, “Change of Control” means any of the following events:

(a)  A sale, consolidation, merger, acquisition or affiliation which results in the stockholders of the Corporation (determined immediately prior to the consummation of the transaction) holding immediately after consummation of such transaction less than 45% of the total outstanding capital stock of the surviving or successor corporation in the transaction (the “Surviving Corporation”); or

(b)  A sale, consolidation, merger, or acquisition in which the Corporation becomes accountable to, or a part of, a newly created company or controlling organization where at least 51% of the members of the Board of the newly created Company or controlling organization were not members of the Corporation’s Board immediately prior to such sale, consolidation, merger, or acquisition; or

(c)  A sale or other disposition by the Corporation of all or substantially all of the assets of the Corporation.

9.     Registration. The shares of Common Stock subject hereto and issuable upon the exercise hereof may not be registered under the Securities Act of 1933, as amended, and, if required by the Corporation, the Optionee will give a representation as to his investment intent with respect to such shares and as to such other facts as the Committee may deem necessary prior to their issuance as set forth in Section 10 hereof.

The Corporation may register or qualify the shares covered by the Subject Option for sale pursuant to the Securities Act of 1933, as amended, at any time prior to or after the exercise in whole or in part of the Subject Option, but the Corporation is under no obligation to register any of its shares or any transfer thereof.

10.     Method of Exercise of Subject Option.

(a)     Subject to the terms and conditions of this Agreement, the Subject Option shall be exercisable by notice in the manner set forth in Exhibit A hereto (the “Notice”) and provision for payment to the Corporation in accordance with the procedure prescribed herein. Each such Notice shall:

(i)	state the election to exercise the Subject Option and the number of Shares in respect of which it is being exercised;

(ii)	contain a representation and agreement as to investment intent, if required by counsel to the Corporation with respect to such Shares, in form satisfactory to counsel for the Corporation;

(iii)
be signed by the Optionee or the person or persons entitled to exercise the Subject Option and, if the Subject Option is being exercised by any person or persons other than the Optionee, be accompanied by proof, satisfactory to counsel for the Corporation, of the right of such person or persons to exercise the Subject Option; and

(iv)	be received by the Corporation on or before the date of the expiration of this Subject Option. In the event the date of expiration of this Subject Option falls on a day which is not a

(iv)	regular business day in Davidson, North Carolina, then such written notice must be received at such office on or before the last regular business day prior to such date of expiration.

(b)     Payment of the purchase price of any shares of Common Stock, in respect of which the Subject Option shall be exercised, shall be made by the Optionee or such person or persons at the place specified by the Corporation at the time the Notice is delivered to the Corporation (i) by delivering to the Corporation a certified or bank cashier’s check payable to the order of the Corporation, (ii) by delivering to the Corporation properly endorsed certificates of shares of Common Stock (or certificates accompanied by an appropriate stock power) with signature guaranties by a bank or trust company, (iii) by having withheld from the total number of shares of Common Stock to be acquired upon the exercise of this Subject Option a specified number of such shares of Common Stock, (iv) by any form of “cashless” exercise or (v) by any combination of the above. The Committee shall have discretion to interpret this provision to ensure that it is fairly administered.

(c)     The Subject Option shall be deemed to have been exercised with respect to any particular shares of Common Stock if, and only if, the preceding provisions of this Section 10 and the provisions of Section 11 hereof shall have been complied with, in which event the Subject Option shall be deemed to have been exercised on the date the Notice of exercise of the Subject Option was received by the Corporation. Anything in this Agreement to the contrary notwithstanding, any notice of exercise given pursuant to the provisions of this Section 10 shall be void and of no effect if all the preceding provisions of this Section 10 and the provisions of Section 11 shall not have been complied with.

(d)    The certificate or certificates for shares of Common Stock as to which the Subject Option shall be exercised will be registered in the name of the Optionee (or in the name of the Optionee’s estate or other beneficiary if the Subject Option is exercised after the Optionee’s death), or if the Subject Option is exercised by the Optionee and if the Optionee so requests in the notice exercising the Subject Option, will be registered in the name of the Optionee and another person jointly, with right of survivorship and will be delivered as soon as practical after the date the Notice (and full payment) is received by the Corporation, but only upon compliance with all of the provisions of this Agreement.

(e)     If the Optionee fails to accept delivery of and pay for all or any part of the number of Shares specified in such Notice upon tender or delivery thereof, his right to exercise the Subject Option with respect to such undelivered Shares may be terminated in the sole discretion of the Board of Directors of the Corporation. The Subject Option may be exercised only with respect to full Shares.

(f)     The Corporation shall not be required to issue or deliver any certificate or certificates for shares of its Common Stock purchased upon the exercise of any part of this Subject Option prior to the payment to the Corporation, upon its demand, of any amount requested by the Corporation for the purpose of satisfying its liability, if any, to withhold state or local income or earnings tax or any other applicable tax or assessment (plus interest or penalties thereon, if any, caused by a delay in making such payment) incurred by reason of the exercise of this Subject Option or the transfer of shares thereupon. Such payment shall be made by the

Optionee in cash or, with the consent of the Corporation and to the extent permitted by the Plan, by tendering to the Corporation shares of Common Stock equal in value to the amount of the required withholding. In the alternative, the Corporation may, at its option, satisfy such withholding requirements by withholding from the shares of Common Stock to be delivered to the Optionee pursuant to an exercise of this Subject Option a number of shares of Common Stock equal in value to the amount of the required withholding.

(g)     The Corporation may as a condition to the exercise of a Subject Option prior to the Initial Public Offering require that the Optionee enter into a stockholders agreement to which at least a majority of the shares of Common Stock is then subject..

11.   Approval of Counsel. The exercise of the Subject Option and the issuance and delivery of shares of Common Stock pursuant thereto shall be subject to approval by the Corporation’s counsel of all legal matters in connection therewith, including, but not limited to, compliance with the requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, and the requirements of any stock exchange upon which the Common Stock may then be listed.

12.   Resale of Common Stock.

(a)     If so requested by the Corporation, upon any permitted sale or transfer of the Common Stock purchased upon exercise of the Subject Option, the Optionee shall deliver to the Corporation an opinion of counsel satisfactory to the Corporation to the effect that either (i) the Common Stock to be sold or transferred has been registered under the Securities Act of 1933, as amended, and that there is in effect a current prospectus meeting the requirements of Section 10(a) of said Act which is being or will be delivered to the purchaser or transferee at or prior to the time of delivery of the certificates evidencing the Common Stock to be sold or transferred, or (ii) such Common Stock may then be sold without violating Section 5 of said Act.

(b)     The Common Stock issued upon exercise of the Subject Option shall bear the following legend if required by counsel for the Corporation:

THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS THEY HAVE FIRST
BEEN REGISTERED UNDER THE ACT, OR UNLESS, IN THE OPINION OF COUNSEL FOR THE CORPORATION, SUCH REGISTRATION IS NOT REQUIRED.

13.   Market Stand-Off Agreement. Upon the request of the Corporation or the underwriters managing any underwritten public offering of the Corporation’s securities, the Optionee agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of shares acquired upon exercise of the Subject Option, without the prior written consent of the Corporation or such underwriters, for such period of time (not to exceed

180 days) from the effective date of such registration as may be required by the Corporation or such underwriter.

14.   Reservation of Shares. To the extent shares of Common Stock are not readily tradable over an established securities market, the Corporation shall at all times during the term of the Subject Option reserve and keep available such number of shares of the class of stock then subject to the Subject Option as will be sufficient to satisfy the requirements of this Agreement.

15.   Limitation of Action. The Optionee and the Corporation each acknowledges that every right of action accruing to him or it, as the case may be, and arising out of or in connection with this Agreement against the Corporation, on the one hand, or against the Optionee, on the other hand, shall, irrespective of the place where an action may be brought, cease and be barred by the expiration of six months from the date of the act or omission in respect of which such right of action arises.

16.   Notices. Each notice relating to this Agreement shall be in writing and delivered in person or by certified mail to the proper address. All notices to the Corporation or the Committee shall be addressed to them at the Corporation’s principal office. All notices to the Optionee shall be addressed to the Optionee or such other person or persons at the Optionee’s address above specified. Anyone to whom a notice may be given under this Agreement may designate a new address by notice to that effect.

17.   Benefits of Agreement. This Agreement shall inure to the benefit of and be binding upon each successor and assign of the Corporation. All obligations imposed upon the Optionee and all rights granted to the Corporation under this Agreement shall be binding upon the Optionee’s heirs, legal representatives and successors.

18.   Severability. In the event that any one or more provisions of this Agreement shall be deemed to be illegal or unenforceable, such illegality or unenforceability shall not affect the validity and enforceability of the remaining legal and enforceable provisions hereof, which shall be construed as if such illegal or unenforceable provision or provisions had not been inserted.

19.   Governing Law. The validity, interpretation, construction and performance of this Agreement will be construed and governed in accordance with the laws of the State of North Carolina, without giving effect to the conflicts of laws principles thereof.

20.   Jurisdiction. Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought in the courts of the State of North Carolina, County of Mecklenburg, or, if it has or can acquire jurisdiction, inthe United States District Court for the State of North Carolina, Western District. Each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

21.   [Applicable to Options Granted Prior to Plan Approval by Stockholders] Condition of Award. Optionee understands that the Plan shall be effective upon its adoption by the Board, provided however that the shareholders of the Corporation approve the Plan within twelve months of its adoption by the Board and that all Awards granted prior to such approval, including that reflected by this Agreement, shall be subject to such approval. If the stockholders do not so approve the Plan, the Plan shall terminate and all Awards previously issued, including that reflected by this Agreement, shall terminate as if they had never been awarded.

22.   Employment. Nothing contained in this Agreement shall be construed as:

(a)     a contract of employment between the Optionee and the Corporation,

(b)     as a right of the Optionee to be continued in the employ of the Corporation or any parent or subsidiary, or

(c)     as a limitation on the right of the Corporation to discharge the Optionee at any time, with or without Cause.

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed in its name by its President or one of its Vice Presidents and its corporate seal to be hereunto affixed and attested by its Secretary or one of its Assistant Secretaries and the Optionee has hereunto set his hand all as of the date, month and year first above written.

UPSNAP Inc.
By:
Name:
Title:

OPTIONEE

ATTEST:
Secretary or Assistant Secretary

EXHIBIT A

STOCK OPTION EXERCISE FORM

DATE:

UPSNAP Inc.

Dear Sirs:

Pursuant to the provisions of the Stock Option Agreement dated [DATE,] whereby you have granted to me a stock option to purchase shares of Common Stock of UPSNAP Inc. (the “Corporation”), I hereby notify you that I elect to exercise my option to purchase [NUMBER] of the shares covered by such option at the price specified therein. In full payment of the price for the shares being purchased hereby, I am delivering to you herewith (e) a certified or bank cashier’s check payable to the order of the Corporation in the amount of $[AMOUNT,]* or (f) a certificate or certificates for [NUMBER] shares of Common Stock of the Corporation, and which have a fair market value as of the date hereof of $[AMOUNT] and a certified or bank cashier’s check, payable to the order of the Corporation, in the amount of $__________________.** Any such stock certificate or certificates are endorsed, or accompanied by an appropriate stock power, to the order of the Corporation, with my signature guaranteed by a bank or trust company or by a member firm of the New York Stock Exchange. I hereby acknowledge that I am purchasing these shares for investment purposes only and not for resale.

Very truly yours,

Name:
Address:

OPTION NO. 2006 NQO-[ ]

UPSNAP Inc.

STOCK OPTION

Granted To

Optionee

$
Number of Shares	Price per Share

Date Granted